EXHIBIT (a)(9)

Investor Contacts:	Press Contacts:
Frank Yoshino	Katherine Lane
Vice President, Finance	Manager, Public Relations
(714) 885-3697	(714) 885-3828

Dan Burch/Amy Bilbija	Andrew Cole/Diane Henry
MacKenzie Partners	Sard Verbinnen & Co
(212) 929-5500	(415) 618-8750
Emulex Schedules Annual Meeting of Stockholders for November 19, 2009
Meeting Provides Definitive Timeline and Forum for Stockholders to Express Their Views
COSTA MESA, Calif., June 9, 2009 — Emulex Corporation (NYSE: ELX) today announced that it will hold its 2009 Annual Meeting of Stockholders at 10 a.m. Pacific time on Thursday, November 19, 2009, at its corporate offices: 3333 Susan Street, Costa Mesa, California.
Emulex’s President and Chief Executive Officer, Jim McCluney, stated: “We look forward to our annual meeting in November where, as usual, our stockholders will have an open forum to express their views and the opportunity to vote on our entire Board. Broadcom has erroneously suggested that we would not hold Emulex’s annual meeting until 2010 and that their consent solicitation provides the only viable forum for stockholders to express their views. With our annual meeting now scheduled, we believe it is clear that Broadcom’s consent solicitation is nothing more than an opportunistic attempt to gain leverage for themselves and further their grossly inadequate offer. The Board continues to unanimously recommend against Broadcom’s tender offer and consent solicitation.”
To reject Broadcom’s tender offer, Emulex stockholders do NOT need to take any action. Similarly, to reject Broadcom’s consent solicitation, stockholders do NOT need to take any action on Broadcom’s GOLD consent card. Instead, Emulex stockholders should sign and return Emulex’s WHITE consent revocation card when available, which will enable the Company to keep informed of stockholder sentiment. For more information, stockholders can visit www.emulexvalue.com.

About Emulex
Emulex is the leader in converged networking solutions for the data center. Our Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility and strategic advantage. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.
Safe Harbor Statement
The statements set forth above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that may be subject to the “safe harbor” of those Acts. The safe harbor does not apply to forward-looking statements made in connection with a tender offer. These forward-looking statements involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the effect of Broadcom’s unsolicited tender offer to acquire all of Emulex’s outstanding common stock; the related consent solicitation of Broadcom and any related litigation on the company’s business; changes in economic conditions or changes in end user demand for technology solutions; Emulex’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the effect of rapid migration of customers towards newer, lower cost product platforms; slower than expected growth of the storage networking market or the failure of the company’s Original Equipment Manufacturer (“OEM”) customers to successfully incorporate Emulex products into their systems; delays in product development; the highly competitive nature of the markets for Emulex’s products; Emulex’s ability to gain market acceptance for its products; any inadequacy of the company’s intellectual property protection or the potential for third-party claims of infringement; the company’s ability to attract and retain skilled personnel; and the company’s reliance on third-party suppliers. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including its recent filings on Forms 8-K, 10-K and 10-Q. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.
IMPORTANT ADDITIONAL INFORMATION
Emulex has filed a preliminary consent revocation statement with the SEC relating to Broadcom’s solicitation of written consents from Emulex stockholders. Emulex intends to file with the SEC and mail to Emulex stockholders a definitive consent revocation statement. Investors and security holders are urged to read the consent revocation statement and other documents filed by Emulex with the SEC, and any amendments or supplements to those documents, when they are available because they contain or will contain important information. Investors and security holders will be able to obtain free copies of these documents (when available) and other relevant documents filed with the SEC by Emulex through the Web site maintained by the SEC at http://www.sec.gov or by directing a request by mail to MacKenzie Partners, 105 Madison Avenue, New York, NY 10016 or by calling toll-free at 1-800-322-2885 or collect at 212-929-5500. Emulex, its directors and certain of its executive officers are participants in a solicitation of Emulex’s stockholders. Information regarding such participants and their direct or indirect interests, by security holdings or otherwise, is contained in the preliminary consent revocation statement filed by Emulex with the SEC on May 27, 2009.
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